December 29, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Avenue Income
Credit Strategies Fund (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77k of Form N-
SAR of Avenue Income Credit Strategies Fund dated
December 29, 2017. We agree with the statements concerning our Firm contained therein.

Very truly yours,


PricewaterhouseCoopers LLP